                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             CAMBREX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 [CAMBREX LOGO]


                              CAMBREX CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 25, 1996

     Notice Is Hereby Given that the 1996 Annual Meeting of Stockholders of Cambrex Corporation (the "Company") will be held at the offices of Schroder Wertheim & Co. Incorporated, 4th Floor Auditorium, Equitable Center, 787 Seventh Avenue, New York, New York on April 25, 1996, at 4:00 P.M., for the following purposes:

          1. to elect three (3) directors in Class III to hold office until the 1999 Annual Meeting of Stockholders and until their successors shall be elected and qualified; and

          2. to consider and act upon the approval of the 1996 Performance Stock Option Plan and awards thereunder; and

          3. to consider and act upon the approval of the appointment of Coopers & Lybrand, L.L.P. as independent accountants for 1996; and

          4. to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record of Common Stock of the Company at the close of business on March 15, 1996, will be entitled to vote at the meeting. The list of such stockholders will be available for inspection by stockholders during the ten days prior to the meeting in accordance with Section 219 of the Delaware General Corporation Law at the offices of American Stock Transfer, 6201 15th Avenue, Brooklyn, New York 11219. Stockholders may make arrangements for such inspection by contacting Peter E. Thauer, Vice President, General Counsel & Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073.

                                           By order of the Board of Directors,

                                                     PETER E. THAUER,
                                                        Secretary
March 22, 1996

                   THE VOTE OF EACH STOCKHOLDER IS IMPORTANT.
         PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND PROMPTLY
                RETURN IT IN THE POSTAGE PAID ENVELOPE PROVIDED.

                              CAMBREX CORPORATION
                            ------------------------

                             1996 ANNUAL MEETING OF
                                  STOCKHOLDERS
                                PROXY STATEMENT

                            ------------------------

                               PROXY SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cambrex Corporation (the "Company") for use at the 1996 Annual Meeting of Stockholders to be held on April 25, 1996, and at any adjournment of the meeting. The address of the Company's principal executive office is One Meadowlands Plaza, East Rutherford, New Jersey 07073. This Proxy Statement and the form of proxy are being mailed to stockholders on or about March 22, 1996.

     The costs of soliciting proxies will be borne by the Company. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners, and their reasonable expenses therefore will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone or telegraph by the Company's officers, directors and employees without special compensation for such activities. In addition, the Company has engaged the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of not more than $7,000 plus reimbursement of out-of-pocket expenses.

                        REVOCABILITY AND VOTING OF PROXY

     A proxy given by a stockholder may be revoked at any time before it is exercised by giving another proxy bearing a later date or by notifying the Company in writing of such revocation or by a vote in person at the Annual Meeting. Properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon and if no instructions are indicated, will be voted for the election of the three nominees for director named herein, and in favor of the approval of the 1996 Performance Stock Option Plan and awards thereunder, and in favor of the selection of Coopers & Lybrand, L.L.P. as independent accountants for the Company. The Company knows of no reason why any of the nominees named herein would be unable to serve for the terms indicated. In the event, however, that any such nominee should, prior to the election, become unable to serve as a director, the proxy will be voted for such substitute nominee, if any, as the Board of Directors shall propose.

     The Board of Directors knows of no matters to be presented at the meeting other than those set forth in the foregoing Notice of Annual Meeting. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote the shares subject to such proxies in accordance with their best judgment.

                         RECORD DATE AND VOTING RIGHTS

     The Company has only one class of voting securities, Common Stock, par value $0.10 ("Common Stock"). Only holders of Common Stock of the Company of record at the close of business on March 15, 1996, will be entitled to vote at the meeting. On such record date there were outstanding and entitled to vote 7,706,177 shares of Common Stock and each such share is entitled to one vote.

                             PRINCIPAL STOCKHOLDERS

     The following sets forth information with respect to the only persons of which the Company is aware as of February 15, 1996, who may be deemed to beneficially own more than 5% of the outstanding Common Stock of the Company:

                                                              NUMBER OF SHARES          PERCENT
                       NAME AND ADDRESS                     BENEFICIALLY OWNED(1)     OF CLASS(2)
    ------------------------------------------------------  ---------------------     -----------
    FMR Corp..............................................       693,200  (3)           9.03  %
      82 Devonshire Street
      Boston, Massachusetts 02109-3614
    Ira Sochet............................................       461,880                6.02  %
      Hopetown
      Abaco, Bahamas
    Cyril C. Baldwin, Jr. ................................       448,421  (4)           5.84  %
      39 Locust Avenue
      New Canaan, Connecticut 06840
    Heine Securities Corp.................................       388,400  (5)           5.06  %
      51 John F. Kennedy Parkway
      Short Hills, New Jersey 07078-0993
    Mellon Bank Corporation...............................       384,000  (6)           5.00  %
      One Mellon Bank Center - 4040
      Pittsburgh, Pennsylvania 15258-0001

---------------
(1) Unless otherwise indicated (a) share ownership is based upon information furnished as of February 15, 1996, by the beneficial owner, and (b) each beneficial owner has sole voting and investment power with respect to the shares shown.

(2) For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 7,667,374 shares of Common Stock issued and outstanding (excluding treasury shares) on February 15, 1996, and (ii) 7,974 shares still to be issued in connection with the 1993 conversion of the Company's 9% Convertible Subordinated Notes.

(3) In an amendment to Schedule 13G under the Securities Exchange Act of 1934 dated February 14, 1996, and filed by FMR Corp., FMR Corp. reported that Fidelity Management & Research Company ("Fidelity"), an investment advisor and wholly-owned subsidiary of FMR Corp., is the beneficial owner of 674,000 shares. Edward C. Johnson 3d is Chairman of FMR Corp. and reported owner of 12% of its voting stock, and Abigail P. Johnson is a director of FMR Corp. and reported owner of 24.5% of its voting stock. Edward C. Johnson 3d, Abigail P. Johnson, and FMR Corp. through its control of Fidelity, and the Funds each has sole power to dispose of 674,000 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3rd, Chairman of FMR Corp., has sole power to vote or direct the voting of shares owned directly by Fidelity Funds, which power resides in the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 19,200 shares as the result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp. through its control of Fidelity Management Trust Company, has sole voting and dispositive power over 19,200 shares.

(4) Includes 75,000 shares held by a family member as to which Mr. Baldwin disclaims beneficial ownership.

(5) In a Schedule 13G under the Securities Exchange Act of 1934 dated February 1, 1996, and filed by Heine Securities Corporation ("Heine"), Heine reported that it has the sole voting power and sole dispositive power over those shares.

(6) In a Schedule 13G under the Securities Exchange Act of 1934 dated January 22, 1996 and filed by Mellon Bank Corporation ("Mellon"), Mellon reported that it has the sole voting power for 384,000 shares, and shares dispositive power for 357,000 shares. Mellon also has sole dispositive power for 27,000 of the shares.

           COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table gives information concerning the beneficial ownership of the Company's Common Stock on February 15, 1996, by (i) each director and nominee for election as a director, (ii) each of the executive officers named in the Summary Compensation Table (below) and (iii) all directors and executive officers of the Company as a group.

                                                                    SHARES
                                                                 BENEFICIALLY     PERCENT OF
                           BENEFICIAL OWNERS                       OWNED(1)        CLASS(2)
        -------------------------------------------------------  ------------     ----------
        Cyril C. Baldwin, Jr. .................................       448,421(3)      5.84%
        Rosina B. Dixon, M.D. .................................         1,000(4)         *
        Francis X. Dwyer.......................................         6,500(5)         *
        George J.W. Goodman....................................         3,372(5)         *
        Kathryn Rudie Harrigan.................................         1,500(4)         *
        Leon J. Hendrix, Jr. ..................................         1,500(4)         *
        Ilan Kaufthal..........................................         5,532(5)         *
        Robert LeBuhn..........................................         5,932(5)         *
        James A. Mack..........................................       136,181(6)      1.77%
        Dean P. Phypers........................................         8,000(5)         *
        Peter Tracey...........................................        84,123(7)      1.10%
        Claes Glassell.........................................        32,000(8)         *
        Steven M. Klosk........................................        67,030(9)         *
        Peter E. Thauer........................................        70,833(10)        *
        All Directors and Executive Officers as
          a group (27 Persons).................................     1,112,691(11)    14.50%

---------------
 *   Beneficial Ownership is less than 1% of the Common Stock outstanding.

 (1) Except as otherwise noted, reported share ownership is as of February 15, 1996. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock he beneficially owns.

 (2) For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 7,667,374 shares of Common Stock issued and outstanding (excluding treasury shares) on February 15, 1996, (ii) all shares of Common Stock subject to stock options which are held by such beneficial owner and are exercisable within 60 days of February 15, 1996, and (iii) 7,974 shares still to be issued in connection with the 1993 conversion of the Company's 9% Convertible Subordinated Notes.

 (3) 75,000 shares held by a family member are included and beneficial ownership of such shares is disclaimed.

 (4) The number of shares reported includes 500 shares issuable upon exercise of options granted under the Company's 1994 Stock Option Plan.

 (5) The number of shares reported includes 1,500 shares issuable upon exercise of options granted under the Company's 1994 Stock Option Plan.

 (6) The number of shares reported includes 45,000 shares issuable upon exercise of options granted under the Company's Stock Option Plans, 11,547 shares held at December 31, 1995, in the Company's Savings Plan, and 30,084 share equivalents held at February 15, 1996 in the Company's Deferred Compensation Plan. 1,205 shares held by several family members are not included and beneficial ownership of such shares is disclaimed.

 (7) The number of shares reported includes 35,000 shares issuable upon exercise of options granted under the Company's Stock Option Plans, 3,523 shares held at December 31, 1995, in the Company's Savings Plan, and 17,200 share equivalents held at February 15, 1996 in the Company's Deferred Compensation Plan.

 (8) The number of shares reported includes 30,000 shares issuable upon exercise of options granted under the Company's Stock Option Plans.

 (9) The number of shares reported includes 45,000 shares issuable upon exercise of options granted under the Company's Stock Option Plans and 2,030 shares held at December 31, 1995, in the Company's Savings Plan.

(10) The number of shares reported includes 29,800 shares issuable upon exercise of options granted under the Company's Stock Option Plans, 7,433 shares held at December 31, 1995, in the Company's Savings Plan, and 25,800 share equivalents held at February 15, 1996 in the Company's Deferred Compensation Plan.

(11) The number of shares reported includes 349,300 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days and 44,359 shares held at December 31, 1995, in the Company's Savings Plan. Shares held by immediate family members are not included and beneficial ownership of such shares is disclaimed.

                               BOARD OF DIRECTORS

     The Board of Directors is responsible for directing the management of the business and affairs of the Company. The Board holds regular meetings five times each year and holds additional special meetings as required. During 1995 the Board held seven meetings.

     The Board has established four standing committees, the Audit Committee, the Compensation Committee, the Environmental Committee and the Governance Committee.

     The Audit Committee, comprised of five non-employee directors, recommends to the Board the accounting firm to act as the independent accountants for the Company, consults with the accounting firm concerning the scope of the audit, reviews the audit results and reviews the Company's internal financial controls and procedures with the accountants and with members of management. The Audit Committee held four meetings in 1995.

     The Compensation Committee, comprised of five non-employee directors, oversees the Company's executive compensation programs and policies and administers the Company's Stock Option and Long-term Incentive Plans. The Compensation Committee held five meetings in 1995.

     The Environmental Committee, comprised of eight non-employee directors, oversees the Company's environmental affairs. The Environmental Committee held five meetings during 1995.

     The Governance Committee, comprised of three non-employee directors, makes recommendations to the Board of Directors concerning nominees for election to the Board at Annual Meetings and candidates for newly created directorships and vacancies on the Board. The Governance Committee will consider nominees recommended by stockholders. Such recommendations for the 1997 Annual Meeting should be sent to the Corporate Secretary of the Company not later than January 14, 1997, and should include a statement of the nominee's qualifications. The Governance Committee held two meetings in 1995.

     Under the retirement policy for non-employee directors established by the Board of Directors in 1989, a non-employee director (other than incumbent directors when the policy was adopted) must not have attained age 72 at the time of election and may not serve as a director beyond the Annual Meeting next following such person's 72nd birthday.

COMPENSATION OF DIRECTORS

     During 1995 the Company paid each non-employee director of the Company an annual fee of $12,000, as well as $600 for each Board, Committee (other than the Environmental Committee) and Stockholders' Meeting attended, except that the Chairmen of the Compensation, Audit and Governance Committees received $900 for each Committee meeting attended. The Chairman of the Environmental Committee received $900 for each Environmental Committee meeting attended, but the remaining Committee members did not receive fees for meeting attendance. Upon recommendation of the Governance Committee, the Board at its October meeting increased the annual and per meeting fees, effective January 1, 1996. The annual fee is $16,000 and the meeting fees are $1,000 for Committee members and $1,500 for the Chairman of each Committee as described above. The Board also adopted a policy that a minimum of one-half of Board fees shall be paid in Company Common Stock, and that each director, within three years after joining the Board, shall have acquired an amount of Company Common Stock equal in value to the annual Board retainer. Directors also receive reimbursement for expenses incurred in connection with attendance. Employees of the Company who are directors are not paid any separate fees for acting as directors.

     At a meeting held on December 19, 1995, the Board adopted a Non-Employee Directors' Deferred Compensation Plan permitting Directors to defer receipt of Board fees including Company Common Stock otherwise issuable in payment of Board fees beginning with fees payable after January 1, 1996.

     In October 1993 the Board of Directors adopted the 1994 Stock Option Plan (the "1994 Plan") which was approved by stockholders at the 1994 Annual Meeting of Stockholders. Pursuant to the terms of the Non-Employee Director Program of the 1994 Plan, each individual who was a non-employee director on October 28, 1993 was awarded a grant of options to purchase 1,000 shares of the Company's Common Stock. The program also provides that each new, non-employee director shall be awarded an option to purchase 500 shares of the Company's Common Stock upon election as a director. The 1994 Plan further provides that beginning after the 1995 Annual Meeting each non-employee director will receive a grant of options to purchase 500 shares of the Company's Common Stock at the first meeting of the Board of Directors following each Annual Meeting of Stockholders of the Company. In October 1993, the Board of Directors granted options to purchase 1,000 shares of Common Stock under the 1994 Stock Option Plan to each of Francis X. Dwyer, George J.W. Goodman, Kathryn Rudie Harrigan, Ilan Kaufthal, Robert LeBuhn and Dean P. Phypers. In April 1995 the Board of Directors granted options to purchase 500 shares of Common Stock under the 1994 Plan to Rosina B. Dixon and Leon J. Hendrix, Jr., and options to purchase 500 shares to Francis X. Dwyer, George J.W. Goodman, Kathryn Rudie Harrigan, Ilan Kaufthal, Robert LeBuhn and Dean P. Phypers.

DIRECTORS' RETIREMENT PLAN

     During 1995 the non-employee directors of the Company participated in a non-qualified, noncontributory pension plan, which provided for the payment after retirement from the Board of an annual amount equal to the Board retainer at the time of retirement. The duration of this payment equaled the number of years of Board service calculated starting with 1993.

     At its October 1995 meeting the Board determined to discontinue the directors' pension plan, effective January 1, 1996, and to pay out accrued benefits actuarially reduced from age 72.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes. The term of office of the directors in Class III expires at this Annual Meeting with the terms of office of the directors in Class I and Class II ending at successive Annual Meetings. At this Annual Meeting three directors in Class III will be elected to hold office until the 1999 Annual Meeting and until their successors shall be elected and qualified. To be elected, each nominee for director requires a majority of the votes cast. Abstentions from voting (but not including broker non-votes) will have the effect of votes against the nominees. The following sets forth with respect to the three persons who have been nominated by the Board of Directors for election at this Annual Meeting and the other directors of the Company certain information concerning their positions with the Company (including its predecessor and now wholly-owned subsidiary CasChem, Inc.) and principal outside occupations and other directorships held.

NOMINEES FOR ELECTION TO SERVE AS DIRECTORS UNTIL 1999 ANNUAL MEETING (CLASS
III)

     Francis X. Dwyer (age 70). Director since 1989. Chairman of the Environmental Committee and member of the Compensation Committee of the Board of Directors. President of Nuodex Inc., a chemical manufacturer, since its formation in 1982 until its acquisition by Huls AG of West Germany in 1985. Thereafter, Chairman of the Board of Huls America Inc., a chemical manufacturer, until May 1991. Since May 1991, Chairman of International Dioxide, Inc., a chemical manufacturer.

     James A. Mack (age 58). Director, President and Chief Operating Officer of the Company since joining the Company in February 1990 and Chief Executive Officer since April 1995. Prior thereto with Olin Corporation, a manufacturer of chemical and other products since 1984 as Vice President, Specialty Chemicals and, more recently, Vice President, Performance Chemicals. Executive Vice President of Oakite Products, Inc. from 1982 to 1984. Prior to joining Oakite held various positions with The Sherwin-Williams Company, most recently as President and General Manager of the Chemicals Division from 1977 to 1981. Past Chairman of the Board of Governors of the Synthetic Organic Chemical Manufacturing Association and Member of the Board of Trustees of the Michigan Tech Alumni Fund, and member of the Board of Directors of the Chemical Manufacturing Association.

     Dean P. Phypers (age 67). Director since 1988. Chairman of the Compensation Committee and member of the Environmental and Governance Committees of the Board of Directors. Retired as Senior Vice President and director of International Business Machines Corporation in February 1987 after 32 years in various positions with that corporation including Chief Financial Officer, member of the Management Committee, Corporate Office contact for international operations and head of the Corporate Operations Staff. Director of American International Group Inc., Bethlehem Steel Corporation and Church & Dwight Co., Inc.

DIRECTORS SERVING UNTIL 1997 ANNUAL MEETING (CLASS I)

     Cyril C. Baldwin, Jr. (age 68). Director and President (until early 1990) since the Company commenced business in 1981. Mr. Baldwin has been Chief Executive Officer since 1984 until his retirement in April, 1995. Mr. Baldwin will continue as Chairman of the Board, a position he has held since his election in 1991. Director of Church & Dwight Co., Inc. and Congoleum Corporation.

     George J. W. Goodman (age 65). Director since the Company commenced business in 1981. Member of the Audit, Compensation, and Environmental Committees of the Board of Directors. Since 1971 has been the President and currently is also Chairman and Chief Executive Officer of Continental Fidelity, Inc., an editorial consulting services and products firm. Director of USAir Group, Inc. and Trustee of The Urban Institute.

     Kathryn Rudie Harrigan (age 44). Director since 1994. Member of the Audit, Environmental and Governance Committees of the Board of Directors. Since 1981, Professor, Management of Organizations Division of the Columbia University Business School, since 1993, the Henry L. Kravis Professor of Business Leadership at Columbia University Business School. Since 1995, Academic Director of the Jerome A. Chazen Institute for International Business at Columbia University. Member of the Boards of Manville Corporation and Technical Chemicals and Products.

     Robert LeBuhn (age 63). Director since the Company commenced business in 1981. Chairman of the Governance Committee and member of the Audit and Environmental Committees of the Board of Directors. Retired Chairman, Investor International (U.S.), Inc., a private investment firm. Mr. LeBuhn was President from 1984 to 1993, and Chairman until December 1994. Director of USAir Group, Inc., Acceptance Insurance Companies, Inc., Lomas Financial Corp., New Jersey Steel Corporation and Enzon Corp.

DIRECTORS SERVING UNTIL 1998 ANNUAL MEETING (CLASS II)

     Rosina B. Dixon, M.D. (age 53). Director since 1995 and member of the Audit, Compensation and Environmental Committees of the Board of Directors. Dr. Dixon has been a consultant to the pharmaceutical industry since May 1986. Prior to that time, she was Vice President and Secretary of Medical Market Specialties Incorporated, as well as a member of its Board of Directors. Dr. Dixon previously served as Medical Director, Schering Laboratories, Schering-Plough Corporation. Prior to that, she was Executive Director Biodevelopment, Pharmaceuticals Division, CIBA-GEIGY Corporation. She is a member of the Boards of Directors of Church & Dwight Co., Inc. and Enzon, Inc.

     Leon J. Hendrix, Jr. (age 54). Director since 1995 and member of the Compensation and Environmental Committees of the Board of Directors. Principal of Clayton, Dubilier & Rice, Inc., a private investment firm, since November 1994. Prior thereto, Mr. Hendrix was with Reliance Electric Company, a manufacturer and seller of industrial and telecommunications equipment and services, since 1973, where he held a series of executive level positions, most recently Chief Operating Officer and a member of the Board of Directors since 1992. Mr. Hendrix is a member of the Boards of Directors of Keithley Instruments, Inc., National City Bank of Cleveland, NACCO Industries, Inc., Wesco Distribution, Inc., and Remington Arms Co. He is also a member of the Clemson University Board of Trustees, previously served on the Board of Governors of the National Electrical Manufacturers Association and the Board of Directors of the Cleveland Chapter of the American Red Cross.

     Ilan Kaufthal (age 48). Director since the Company commenced business in 1981. Chairman of the Audit Committee and member of the Environmental Committee of the Board of Directors. A Managing Director of the investment banking firm of Schroder Wertheim & Co. Incorporated since 1987. Prior to 1987 held various executive positions with NL Industries, Inc., a firm in the chemicals and petroleum services businesses, most recently Senior Vice President and Chief Financial Officer since 1983. Director of Rexene Corporation, United Retail Group, Inc. and Russ Berrie & Co.

     During 1995, each incumbent director attended more than 90% of the aggregate of the meetings of the Board and Committees of the Board of which such director was a member.

RELATED PARTY TRANSACTIONS

     Mr. Kaufthal is a Managing Director of Schroder Wertheim & Co. Incorporated who provide the Company from time to time with investment advisory services and who co-managed the Company's 1995 Public Stock Offering.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     Cambrex seeks to be a leading specialty chemicals company, providing superior return to its owners. To achieve this, the Company plans to be among the top quartile of its peers within the industry. To meet these objectives, the Company must be able to attract, motivate and retain personnel with the requisite skills and abilities to enable the Company to achieve superior operating results. Accordingly, the Company's compensation programs are designed to reward above average performance and provide incentive opportunity to be competitive in the labor markets in which the Company participates.

EXECUTIVE COMPENSATION

     The Company's executive compensation administration program involves two components. Annual compensation is in the form of base salary plus a yearly incentive award. Long-term compensation consists of stock options, which are intended to reward executives when improvements in operating performance increase the market value of the Company for its stockholders.

     The accomplishment of results measured against the executives' goals and objectives are reviewed by the Compensation Committee subsequent to review and recommendation from the Office of the Chairman. Executives are rewarded for results achieved that contribute to key operating results, i.e., sales, net income, return on investment, and other assigned goals including but not limited to: service and quality improvement, product and marketing development, technology development, and personnel development. The Company uses independent salary surveys of its Peer Group and a broader range of specialty chemical companies (some 32 companies including Arizona Chemical, Calgon Corporation, FMC Corporation, Freedom Chemical Company, Nalco Chemical Company and Union Camp Corporation) to assist in determining appropriate levels of compensation for each executive position. The Company targets annual executive compensation at the median levels in companies surveyed.

     Annual incentive compensation awards are based on corporate financial performance and individual performance measured against agreed goals and objectives. The size of the overall incentive compensation pool is determined by the level of return on investment and total net income generated, and by the incremental increase in net income over the prior year. The achievement of personal objectives determines individual awards which are paid out as a portion of the total incentive compensation pool. The incentive plan provides a better than average individual award when net income substantially exceeds prior year's earnings.

     Long-term compensation for executives is in the form of Company stock option grants, which are awarded based on an individual's position in the Company, the individual's performance, and the number of outstanding stock option awards. Two types of stock options are granted to the executive group. The first type are regular Incentive Stock Options or Non-Qualified Stock Options. The second type of options is available to the Company's most Senior Executives, including those individuals named in the Summary Compensation Table (below). These options become exercisable if the publicly traded share price of the Company's shares exceeds predetermined levels for designated periods of time. Under the 1989 Senior Executive Stock Option Plan, one-third of the grants to senior executives became subject to exercise when the Company's publicly traded Common Stock price equaled or exceeded an average of $14 or above for 20 consecutive trading days commencing within one year from the date of grant. Similarly, a second one-third became exercisable when the traded share price equaled or exceeded an average of $17 for 20 consecutive trading days commencing during the second option year. On February 1, 1994, the final one-third of the options became exercisable, as the Company's publicly traded share price exceeded an average of $21 for 20 consecutive trading days.

     On April 28, 1994, stockholders approved the 1993 Senior Executive Stock Option Plan (the "1993 Plan") and certain awards thereunder. The 1993 Plan provided that one-third of the approved grants to senior executives became subject to exercise if the Company's publicly traded common stock price equals or exceeds an average of $30 or above for 20 consecutive trading days prior to October 28, 1994. Similarly, a second one-third, and any of the first one-third of the approved grant of awards not otherwise exercisable, became exercisable if the traded share price equals or exceeds an average of $35 per share for 20 consecutive trading days prior to October 28, 1995. The final one-third of the option awards, and any option awards not otherwise exercisable, became exercisable if the traded share price equals or exceeds an average price of $40 per share for 20 consecutive trading days during the remaining life of the option. All options became exercisable as the Company's publicly traded share price exceeded an average of $40 per share for 20 consecutive trading days in 1995.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Baldwin, the Company's Chief Executive Officer until his retirement on April 1, 1995, received $118,907 in annual compensation prior to his retirement date. Mr. Mack, the Company's Chief Executive Officer effective April 1, 1995, received $291,246 in annual compensation in 1995. Both Mr. Baldwin's and Mr. Mack's compensation was determined based upon the same factors used in setting other executive compensation.

     Mr. Baldwin received an incentive compensation award of $120,000 for fiscal 1995, and Mr. Mack received an incentive compensation award for 1995 of $360,000. These awards reflect Mr. Baldwin's and Mr. Mack's success in the pursuit of strategic acquisitions and the substantial improvement in financial performance achieved by the Company, as net income was increased from $11,126,000 in 1994 to more than $19,670,000 in 1995, and total shareholder return increased by more than 60%. The total market value of the Company's shares increased by nearly $85,500,000 in 1995. Both Mr. Baldwin's and Mr. Mack's annual compensation were directly related to the improvement in both earnings and stockholder value in 1995 and the continued international growth of the Company.

POLICY REGARDING SECTION 162(m)

     Based on current levels of base salary and annual bonuses, the Compensation Committee believes that it is highly unlikely that the Company will pay compensation to any of its executive officers for 1996 services in excess of one million dollars. Thus, the Compensation Committee has recommended no adjustment with respect to 1996 cash compensation in light of the limitation on deductibility of compensation in excess of one million dollars under Section 162(m) of the Internal Revenue Code. However, the 1993 Senior Executive Stock Option Plan and the 1994 Stock Option Plan were designed and stockholder approval was obtained at the 1994 Annual Meeting in order that options granted thereunder would be exempt from the limitations contained in Section 162(m) of the Internal Revenue Code. The 1996 Performance Stock Option Plan for which shareholder approval is currently being sought is also designed in order that options granted thereunder would be exempt from the limitations contained in Section 162(m) of the Internal Revenue Code.

                             COMPENSATION COMMITTEE

                           Dean P. Phypers, Chairman
                             Rosina B. Dixon, M.D.
                                Francis X. Dwyer
                              George J.W. Goodman
                              Leon J. Hendrix, Jr.

     The following table summarizes the compensation earned by each individual who served as the Chief Executive Officer and each of the four other most highly compensated executive officers (collectively, the "Named Executive Officers") during the previous three fiscal years for services in such capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION
                                                 ANNUAL COMPENSATION          ----------------------------------
                                           --------------------------------                SECURITIES
                                                                     OTHER                   UNDER-                  ALL
                                                                    ANNUAL    RESTRICTED     LYING      PAYOUTS-    OTHER
                                                                    COMPEN-     STOCK       OPTIONS/      LTIP     COMPEN-
                                                                    SATION     AWARD(S)       SARS      PAYOUTS    SATION
   NAME AND PRINCIPAL POSITION      YEAR   SALARY ($)   BONUS ($)     ($)        ($)         ($)(1)       ($)      ($)(2)
----------------------------------  ----   ----------   ---------   -------   ----------   ----------   --------   -------
Cyril C. Baldwin, Jr..............  1995     118,907     120,000      -0-         -0-           -0-        -0-      4,500
  Chairman and Chief                1994     300,000     260,000      -0-         -0-           -0-        -0-      6,750
  Executive Officer(3)              1993     300,000     210,000      -0-         -0-           -0-        -0-     10,612
James A. Mack.....................  1995     291,246     360,000      -0-         -0-        80,000        -0-      6,750
  President and Chief               1994     265,000     225,000      -0-         -0-           -0-        -0-      6,750
  Executive Officer(4)              1993     249,984     175,000      -0-         -0-        45,000        -0-     10,612
Peter Tracey......................  1995     202,491     265,000      -0-         -0-        50,000        -0-      6,750
  Executive Vice President,
    Finance                         1994     187,500     200,000      -0-         -0-           -0-        -0-      6,750
  Chief Financial Officer           1993     176,665     115,000      -0-         -0-        25,000        -0-      8,875
Claes Glassell....................  1995     247,875     200,000      -0-         -0-        50,000        -0-        -0-
  Vice President(5)                 1994      47,109      20,000      -0-         -0-        30,000        -0-        -0-
                                    1993          --          --       --          --            --         --         --
Steven M. Klosk...................  1995     162,997     210,000      -0-         -0-        50,000        -0-      6,750
  Vice President, Administration    1994     152,250     140,000      -0-         -0-           -0-        -0-      6,750
                                    1993     142,500      85,000      -0-         -0-        25,000        -0-      6,429
Peter E. Thauer...................  1995     160,625     200,000      -0-         -0-        50,000        -0-      6,750
  Vice President, Law and           1994     153,125     140,000      -0-         -0-           -0-        -0-      6,750
  Environment, General Counsel      1993     144,167      65,000      -0-         -0-        30,000        -0-      6,488
  & Secretary

---------------
(1) Options awarded in 1995 are subject to stockholder approval of the 1996 Performance Stock Option Plan.

(2) Amounts indicated are attributable to Company contributions under the Company's Savings Plan.

(3) Mr. Baldwin was Chief Executive Officer until his retirement on April 1,
    1995.

(4) Mr. Mack was elected Chief Executive Officer effective April 1, 1995.

(5) Mr. Glassell joined the Company in October 1994.

     The following table sets forth stock options granted during 1995 to the Named Executive Officers, including the potential realizable value of each grant assuming the market value of the Company's stock appreciates from the date of grant at annualized rates of 5% and 10% compounded annually over the full term of the option. These assumed rates of appreciation have been mandated by the Securities and Exchange Commission and are intended to illustrate what the option grants might be worth if the Company's stock price increases. This information is not based on any prediction of the Company's stock price in the future and therefore does not necessarily reflect the value of the option at grant. Based on the number of shares outstanding as of December 31, 1995 and the market price of $39.875, the increase in the Company's stock price required to obtain the indicated values would produce a corresponding aggregate gain in shareholder value of $205,528,273. (at 5%) or $520,848,998. (at 10%).

                       OPTION GRANTS IN LAST FISCAL YEAR

          NAME                                  INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
-------------------------  ------------------------------------------------------------     VALUE AT ASSUMED
                                            PERCENT OF TOTAL   EXERCISE OR   EXPIRATION   ANNUAL RATES OF STOCK
           (a)                                OPTIONS/SARS     BASE PRICE       DATE       PRICE APPRECIATION
                                               GRANTED TO        ($/SH)      ----------      FOR OPTION TERM
                                              EMPLOYEES IN     -----------                ---------------------
                             SECURITIES      FISCAL YEAR(2)                     (e)          5%
                             UNDERLYING     ----------------       (d)                    ---------
                            OPTIONS/SARS                                                                 10%
                           GRANTED (#)(1)         (c)                                        (f)      ---------
                           --------------                                                                (g)
                                (b)
Cyril C. Baldwin, Jr.....         -0-              -0-               -0-            -0-         -0-         -0-
James A. Mack............      80,000               20%           39.875       10/26/05   2,006,174   5,084,038
Peter Tracey.............      50,000               12%           39.875       10/26/05   1,253,859   3,177,524
Claes Glassell...........      50,000               12%           39.875       10/26/05   1,253,859   3,177,624
Steven M. Klosk..........      50,000               12%           39.875       10/26/05   1,253,859   3,177,524
Peter E. Thauer..........      50,000               12%           39.875       10/26/05   1,253,859   3,177,524

---------------
(1) Pursuant to the 1996 Performance Stock Option Plan and subject to its approval by the stockholders, the Compensation Committee on October 26, 1995, granted to Mr. Mack an option to purchase 80,000 shares of Common Stock of the Company at $39.875 per share, the share price on the date of grant. The Committee also granted to each of Messrs. Glassell, Klosk, Thauer and Tracey, an option to purchase 50,000 shares at the same exercise price. Under the conditions of these grants, one-third of the option shares will become subject to exercise if the Company's publicly traded Common Stock price is an average of $55 or above for an average of 20 consecutive trading days within one year following the date of stockholder approval. Similarly, a second one-third (and the first one-third if not otherwise exercisable) will become exercisable if the traded share price equals or exceeds an average of $60 for 20 consecutive trading days within the second year following stockholder approval. The final one-third (and any prior options not otherwise exercisable) will become exercisable if the traded share price equals or exceeds an average of $65 per share for 20 consecutive trading days in the third year following stockholder approval. Any options not otherwise exercisable will become exercisable regardless of traded share price on October 26, 2004.

    The options generally terminate, if not previously exercised, upon the termination of the optionee's employment with the Corporation and its subsidiaries. However, in the event that the optionee's employment terminates due to death, disability, normal retirement or approved early retirement, the optionee (or his beneficiary) will be able to exercise the option at any time up to one year after such termination. In the event of a change of control of the Company, the option is subject to immediate cash out in full regardless of traded share price.

(2) Options to purchase an aggregate of 400,000 shares of Common Stock were granted in 1995.

     The following table sets forth information for each Named Executive Officer with regard to the aggregate options exercised during 1995 and the aggregate stock options held as of December 31, 1995.

             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                              NUMBER OF
                                                             SECURITIES                VALUE OF
                                                             UNDERLYING               UNEXERCISED
                                                             UNEXERCISED             IN-THE-MONEY
                              SHARES                        OPTIONS/SARS             OPTIONS/SARS
                            ACQUIRED ON      VALUE          AT FY-END (#)            AT FY-END ($)
                             EXERCISE      REALIZED         EXERCISABLE/             EXERCISABLE/
           NAME                 (#)         ($)(1)       UNEXERCISABLE(2)(3)       UNEXERCISABLE(2)
--------------------------  -----------    ---------    ---------------------   -----------------------
Cyril C. Baldwin, Jr. ....    196,750      5,549,563    -0-                     -0-
                                                        -0-                     -0-
James A. Mack.............     25,000        781,250    90,000 Exercisable      2,570,625 Exercisable
                                                        80,000 Unexercisable      120,000 Unexercisable
Peter Tracey..............     22,800        494,800    55,000 Exercisable      1,482,600 Exercisable
                                                        50,000 Unexercisable       75,000 Unexercisable
Claes Glassell............        -0-            -0-    30,000 Exercisable        513,750 Exercisable
                                                        50,000 Unexercisable       75,000 Unexercisable
Steven M. Klosk...........        -0-            -0-    65,000 Exercisable      1,552,500 Exercisable
                                                        50,000 Unexercisable       75,000 Unexercisable
Peter E. Thauer...........        200          4,100    59,800 Exercisable      1,719,050 Exercisable
                                                        50,000 Unexercisable       75,000 Unexercisable

---------------
(1) Based upon the market value of underlying securities at exercise less the exercise price.

(2) Unexercisable options are subject to stockholder approval of the 1996 Performance Stock Option Plan.

(3) In January 1996 Mr. Mack exercised 45,000 options, Mr. Tracey exercised 20,000 options, Mr. Klosk exercised 20,000 options and Mr. Thauer exercised 30,000 options.

(4) Based upon the closing price ($41.375 per share) on December 29, 1995.

     The following graph compares the Company's cumulative total stockholder return, for a five year period, with a performance indicator of the overall stock market and a group of peer issuers. The Company believes that the S&P 500 Composite Index is more representative of market conditions than the Dow Jones Industrial Average which the Company has used in recent years. Both indexes are listed this year, and the S&P 500 Composite Index will be used in future years. Prices are as of December 31 of the year indicated.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG CAMBREX CORPORATION, THE DOW JONES INDUSTRIAL
             AVERAGE, THE S&P 500 COMPOSITE INDEX AND PEER GROUP(1)



                       31 Dec 90   31 Dec 91   31 Dec 92   31 Dec 93   31 Dec 94   31 Dec 95
                       ---------   ---------   ---------   ---------   ---------   ---------

Cambrex Corp.  .....     $100        $206        $406        $483        $634       $1,014
Peer Group .........     $100        $159        $191        $211        $179       $  208
S&P 500 Composite
    Index ..........     $100        $130        $140        $154        $157       $  214
Dow Jones Index ....     $100        $132        $144        $158        $159       $  213


---------------
(1) Assumes $100 invested on December 31, 1990, with all dividends reinvested.

     The Company manufactures and markets a broad line of specialty chemicals, fine chemicals and commodity chemical intermediates to a diverse group of customers. Because the Company's products and customers are diverse, the Company does not believe that there is a single published industry or line of business index that is appropriate for comparing stockholder return. The Peer Group selected by the Company for the above Performance Graph is composed of those companies considered most comparable to the Company in terms of amount of sales, product lines and customers.

     Those companies included in the Peer Group are: Crompton & Knowles Corporation; The Dexter Corporation; Ferro Corporation; Great Lakes Chemical Corporation; Lawter International, Inc.; Rohm and Haas Company; Stepan Company; and Witco Corporation.

RETIREMENT PLANS

     Retirement benefits under the Company's qualified non-contributory pension plan (the "Qualified Plan") are based on an employee's years of service and compensation for such years. "Compensation" for the purposes of the computation of benefits, includes regular compensation, bonuses and overtime, but excludes income attributable to fringe benefits and perquisites. The retirement benefit earned for a given year of service is calculated by multiplying the participant's compensation for the year by 1% and adding to that amount 0.6% of such compensation in excess of the participant's social security covered compensation. Similar amounts are calculated for each year of service and are aggregated to obtain the annual retirement benefit, subject to the limitations imposed by the Employee Retirement Income Security Act of 1974 and related regulations ("ERISA"). For this purpose social security covered compensation is the 35-year average of the social security wage base for the year in which the participant reaches age 65.

     Although compensation includes the items mentioned above, the Qualified Plan limits the maximum amount of compensation which may be taken into account for the purposes of calculating benefits to the ERISA limit, which was $150,000 during 1995. Therefore, any compensation received by any of the Named

Executive Officers which exceeds the amount will not be taken into account in the calculation of their benefits under this Plan. A Supplemental Non-Qualified Pension Plan, which became effective on January 1, 1994, provides benefits based on compensation levels above the ERISA maximum compensation level.

     The following table shows the estimated aggregate annual retirement benefits payable under the Company's Qualified and Supplemental pension plans to employees listed, assuming they retire at normal retirement age (65), with benefits payable in the form of a life annuity and that pensionable compensation for all years after 1995 will be the same as 1995 pensionable compensation.

                               PENSION PLAN TABLE

                                                                                        PROJECTED
                                                               1995 PENSIONABLE     ANNUAL BENEFITS AT
                            NAME                               COMPENSATION ($)         AGE 65 ($)
-------------------------------------------------------------  ----------------     ------------------
Cyril C. Baldwin, Jr. .......................................       360,000                88,299
James A. Mack................................................       516,246                89,506
Peter Tracey.................................................       401,491                90,073
Steven M. Klosk..............................................       302,997               128,715
Peter E. Thauer..............................................       300,625                57,753

DEFERRED COMPENSATION PLAN

     The Company has established a non-qualified Deferred Compensation Plan for Key Executives (the "Deferred Plan"). Under the Deferred Plan, officers and key employees may elect to defer all or any portion of their pre-tax annual bonus and/or annual base salary (other than the minimum required Social Security contributions and $10,000). The deferred amount is invested in Fidelity Mutual Funds available under the Cambrex Savings Plan, except for the Cambrex Stock Fund. During 1995 the Board amended the Deferred Plan to permit officers and key employees to elect to defer Company stock which would otherwise have issued upon the exercise of Company stock options. The stock deferred will be held in a Company Stock Account, or could be sold and the proceeds placed in another available Fidelity Fund. Transfers into the Company Stock Account are not permitted. The Deferred Plan is not funded by the Company, but the Company has established a Deferred Compensation Trust Fund to protect the account balance in the case of a change of control of the Company.

CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into agreements with a number of key employees, including the Named Executive Officers, with the objective of preserving management stability in the event of a threatened or actual change of control of the Company. Under each agreement, in the event of a change of control of the Company (defined in the agreement to include certain events involving changes in ownership of the Company's stock or the composition of the Company's Board of Directors or other structural changes, but, in any case, with the Board having discretion to find other events to constitute a change of control) the employee is awarded a three-year contract of employment in substantially the same position he had prior to the start of the employment contract term. The contract of employment is at a monthly salary not less than the highest monthly salary earned by the employee during the 12 months preceding the start of the employment contract term and provides for an annual bonus and benefits comparable to those pertaining to the employee prior to the start of the employment contract term. In addition, in the event of a change of control performance options including those granted under the 1996 Performance Stock Option Plan and for which Stockholder approval is being sought will become immediately exercisable regardless of publicly traded share price.

     In the event that at any time during the employment contract term, the employee's employment is terminated (i) by the Company (other than by reason of disability or for cause), or (ii) by the employee by reason of the Company's violation of the terms of the employment contract, or (iii) by the employee during the thirteenth month of the employment contract term, with or without reason, the employee will be entitled to a lump sum payment in an amount equal to the sum of (a) a ratable portion of the amount of the highest annual bonus paid to the employee during the three years prior to the year of termination, based upon the elapsed time in the year of termination, (b) up to three times the annual salary under the contract and three times such highest annual bonus, which amount declines ratably over a 36 month term for each month the employee remains employed by the Company following the first anniversary of the start of the employment contract term and (c) the present value of the pension benefit lost by the employee by reason of the early termination of employment. In the event of such termination the employee will also be entitled to the employment benefits, such as health insurance and life insurance, to which he would have been entitled had his employment not been terminated, and to the immediate right to exercise any employee stock options notwithstanding their stated exercisability in installments. Additionally, the employment contracts provide for an additional payment to the employee to cover any excise tax payable by the employee on so-called excess golden parachute payments under
Section 4999 of the Internal Revenue Code of 1986, as amended.

MANAGEMENT CONTRACTS

     During 1990 the Board of Directors authorized an agreement with Mr. Baldwin pursuant to which he might, at his election and at any time after January 1, 1994, enter into a consulting arrangement with the Company upon his resignation as an employee. Pursuant to this agreement Mr. Baldwin was obligated to provide certain financial, consulting and advisory services to the Company as determined by the Chief Executive Officer. The contract continued for the remainder of Mr. Baldwin's life at an annual fee of $140,000. In 1994 the Company reached agreement with Mr. Baldwin to restate his consulting arrangement. Under the restated arrangement, he entered into two agreements at the prior rate, the first providing for consulting services while he is able to provide such services and the second providing an additional retirement benefit for the remainder of his lifetime.

     Mr. Baldwin retired as Chief Executive Officer, on April 1, 1995 and as an employee of the Company, effective April 30, 1995 and elected to begin receiving payments under the agreement at that time. During 1995 Mr. Baldwin received $93,333 in consulting payments.

     At a meeting held on January 26, 1995, the Board of Directors authorized similar agreements with Mr. Mack at an annual rate of $100,000.

                       ADOPTION AND APPROVAL OF THE 1996
                         PERFORMANCE STOCK OPTION PLAN

     There will be presented to the stockholders at the Annual Meeting a proposal to approve the 1996 Performance Stock Option Plan (the "1996 Plan"). A copy of the Plan is set forth as Exhibit 1 hereto. The Plan was adopted by the Board of Directors on October 26, 1995, and certain awards made thereunder, both actions being subject to stockholder approval.

     The 1996 Plan is intended as a means of reinforcing the commonality of interest between the Company's stockholders and its officers, directors and key employees, and as an aid in attracting and retaining officers, directors and key employees of outstanding abilities and specialized skills. The Board of Directors has determined that it is in the interest of the Company and its stockholders to provide for the availability of such Plan, and has determined that 975,000 shares of the Company's Common Stock shall be set aside for issuance to officers and key employees under the Plan; an additional 25,000 shares are reserved for continuation of the non-employee directors' grant program (described below) which has enabled the Company to attract new directors and to retain current directors with the experience and expertise necessary to facilitate the achievement of corporate goals and objectives.

KEY EMPLOYEES' INCENTIVE PROGRAM

     The Company's executive compensation policies (see Executive Compensation above) include base salaries, as well as an annual incentive program which provides bonus payments if certain agreed financial performance criteria and personal goals are met or exceeded. In addition, long term compensation in the form of stock option awards is also available. This compensation structure has been essentially unchanged since 1990 and has fostered the Company's increasing success during this period.

     In 1989 the Company introduced a performance stock option plan (the "1989 Plan"), approved by stockholders at their 1990 Annual Meeting. Option awards under the 1989 Plan became exercisable in one-third increments if certain publicly traded stock price levels were achieved in certain time periods. The first third of the options granted became exercisable when the Company's publicly traded share price reached $14 per share for a period of 20 consecutive days during the first year following the date options were awarded. The next one-third became exercisable when the traded share price reached $17 per share during the second year, and the final one-third upon achieving a traded share price of $21. During this period, 1990 to 1992, the Company's market capitalization increased from $21,500,000 to more than $109,000,000.

     The Board recommended and the stockholders approved a second incentive stock option plan (the "1993 Plan") at a time when the Company's Common Stock was trading at approximately $19 per share. Like the 1989 Plan, the 1993 Plan provided that options would vest and become exercisable in one-third increments upon the traded share price reaching certain levels for certain periods of time. The first one-third of the options granted became exercisable when the Company's traded share price reached an average of $30 per share for 20 consecutive days during the year following the first date of grant; a second one-third when the price reached $35 per share during the second year; and the final one-third became exercisable when a $40 share price was reached. During this period, 1993 to 1995, the Company's market capitalization increased from $102,700,000 to more than $296,000,000.

     The 1996 Plan being presented for shareholder approval authorizes the Compensation Committee to grant stock option awards in its discretion to key employees (including officers and employee directors) of the Company, and to determine the exercise price (which may not be less than the fair market value of the shares on the date the options are granted). Options granted to officers and key employees under the 1996 Plan shall vest and become exercisable nine years after the date of grant, subject to acceleration if the publicly traded price of the Company's Common Stock equals or exceeds levels determined by the Committee within certain time periods.

     In the grant of options in October 1995, the Committee continued the guidelines concerning acceleration which had been previously established under the 1989 and 1993 Plans. All awards to officers and other key employees will become exercisable in one-third increments dependent on the increase in the Company's traded share price. The first one-third of any grant will accelerate and become exercisable if the traded share price increases by 30% above the grant price within one year following the date of shareholder approval of the 1996 Plan. The second one-third (and any of the first one-third not otherwise exercisable) of the award will accelerate and become exercisable if the traded share price increases to a level of 50% over the grant price in the second year, and the final one-third (and any options not otherwise exercisable) will become exercisable if the traded price increases to a level of 60% over the grant price in the third year. In granting future awards the Committee may adjust these guidelines up or down as it deems appropriate after considering the Company's current performance and the expected changes in the Company's business environment. The options may be either Incentive Stock Options or Non-Qualified Stock Options as determined by the Committee, and no employee may be awarded options in any twelve month period to purchase more than 100,000 shares of Common Stock.

     Pursuant to the 1996 Plan and subject to its approval by the stockholders, the Compensation Committee on October 26, 1995, granted to Mr. Mack a ten year option expiring on October 26, 2005, to purchase 80,000 shares of Common Stock of the Company at $39.875 per share, the share price on the date of grant. Under the conditions of the grant, the option would vest and become exercisable in nine years, or on October 26, 2004.

     The option provides for acceleration and earlier exercisability if the price of the Company's Common Stock reaches certain levels for at least 20 days within specified time periods. One-third of the option shares would become subject to exercise if the Company's publicly traded Common Stock price reached an average of $55 or above for 20 consecutive trading days within one year following the date of stockholder approval. Similarly, a second one-third (and the first one-third if not otherwise exercisable) would become exercisable if the traded share price equaled or exceeded an average of $60 for 20 consecutive trading days within the second year, and the final one-third (and any prior options not otherwise exercisable) would become exercisable if the traded share price equaled or exceeded an average of $65 per share for 20 consecutive trading days in the third year.

     The Board also granted to each of Messrs. Glassell, Klosk, Thauer and Tracey, an option to purchase 50,000 shares under the same terms and conditions set forth for Mr. Mack, and granted to each of Messrs. Parlman, Smith and Van Hulle an option to purchase up to 20,000 shares under the same terms and conditions. On December 19, 1995, the Board granted to Mr. Guccione an option expiring October 26, 2005, to purchase 25,000 shares of Common Stock of the Company under the same terms and conditions at an exercise price of $37.125, the price on the date of grant. All such grants were made subject to their approval by stockholders.

     The following table sets forth information regarding the options granted in 1995 under the Key Employee's Incentive Program of the 1996 Plan, subject to stockholder approval. Neither the number of individuals who will be selected to receive awards nor the size of the awards that will be approved by the Compensation Committee can be determined at this time. There are currently 27 officers and key employees (including the Named Executive Officers) eligible to participate in the 1996 Plan. The number of eligible participants may vary in the future.

                                                                            REQUIRED MARKET     EXERCISABILITY
                                                                           PRICE (FOR 20 DAYS   (CUMULATIVE
                                                                               COMMENCING         NUMBER
          OPTIONEE                              PERIOD                       DURING PERIOD)     OF SHARES)
----------------------------  -------------------------------------------  ------------------   -----------
James A. Mack...............  Within one year of stockholder approval               $55            26,666
                              Within two years of stockholder approval              $60            26,667
                              Within three years of stockholder approval            $65            26,667
Claes Glassell..............  Within one year of stockholder approval               $55            16,666
                              Within two years of stockholder approval              $60            16,667
                              Within three years of stockholder approval            $65            16,667
Peter Tracey................  Within one year of stockholder approval               $55            16,666
                              Within two years of stockholder approval              $60            16,667
                              Within three years of stockholder approval            $65            16,667
Steven M. Klosk.............  Within one year of stockholder approval               $55            16,666
                              Within two years of stockholder approval              $60            16,667
                              Within three years of stockholder approval            $65            16,667
Peter E. Thauer.............  Within one year of stockholder approval               $55            16,666
                              Within two years of stockholder approval              $60            16,667
                              Within three years of stockholder approval            $65            16,667
All Executive Officers as a
  Group (27 Persons)........  Within one year of stockholder approval               $55           121,666
                              Within two years of stockholder approval              $60           121,667
                              Within three years of stockholder approval            $65           121,667
All Current Directors who
  are not Executive Officers
  as a Group................  NA                                                    -0-               -0-
Non-Executive Officer
  Employees as a Group......  NA                                                    -0-               -0-

NON-EMPLOYEE DIRECTORS' PROGRAM

     The Board, at its October 28, 1993 meeting, adopted an option grant program for non-employee directors. Under the program, which was approved by shareholders at the 1994 Annual Meeting of Shareholders as part of the 1994 Stock Option Plan, each non-employee director will receive a grant of options to purchase 500 shares of Common Stock at the first meeting of the Board of Directors following each of the Company's Annual Shareholder's meetings. Each such option will have an exercise price equal to the closing price of the Company's Common Stock on the date of grant. Options granted to non-employee directors shall be non-qualified options with a ten year term. Each option will become exercisable six months after the date of grant. Options awarded under the program shall not be subject to the performance criteria described above. The

Board of Directors has determined that it is in the interest of the Company and its stockholders to continue the director's program, and has determined that 25,000 shares of the Company's Common Stock shall be set aside for issuance under the Program.

     The number of shares of Common Stock subject to stock options expected to be awarded in 1996 in respect of all current non-employee directors as a group is 4,500. There are currently nine non-employee directors. The number of non-employee directors who will participate in the Non-Employee Directors' Program in the future will vary from year to year. Employees of the Company or a subsidiary, whether or not directors, are not eligible to receive grants under the Non-Employee Directors' Program of the 1996 Plan.

GENERAL PROVISIONS

     Subject to limitations which may be imposed by the Committee at the time of grant, including the vesting provisions set forth above in the Key Employees' Incentive Program, an option may be exercised, in whole or in part, at any time and from time to time prior to its termination. Options granted under the 1996 Plan are not transferable except by will or the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee. The number of shares of Common Stock and the exercise price of any option issuable under the 1996 Plan are subject to adjustment in the case of stock splits, stock dividends, reorganizations and similar events.

     The Committee has the right to modify, amend, suspend or terminate the 1996 Plan in any respect and, with the consent of the optionee, may change the terms and conditions of outstanding options, provided that without stockholder approval no amendment may be made which would, (i) change the class of employees eligible to receive options, (ii) increase the total number of shares which may be purchased under the 1996 Plan, except as referred to above, (iii) extend the termination date of the 1996 Plan, (iv) extend beyond ten years from the date of grant the period during which options may be exercised or, (v) reduce the exercise price of any option, except as referred to above. The 1996 Plan will terminate on October 26, 2005, unless sooner terminated by the Board of Directors.

     In the event an optionee's employment with the Company or a subsidiary terminates due to retirement, the optionee or his representative will generally have three months after the termination within which to exercise an Incentive Stock Option and twelve months to exercise a Non-Qualified Stock Option to the extent it was exercisable at the date of termination, but in no event will the option be exercisable beyond its stated term. In the event an optionee's employment with the Company or a subsidiary terminates due to permanent disability or death, the optionee or his representative will generally have one year within which to exercise an Incentive Stock Option or Non-Qualified Stock Option to the extent it was exercisable at the date of termination, but in no event will an Option be exercisable beyond its stated term. Any options (or portions thereof) which are not exercisable at the time the optionee's employment terminates will be canceled as of such date. If the optionee ceases to be employed by the Company or a subsidiary for any other reason, any and all rights of the optionee under any options held by him shall be forfeited unless otherwise agreed upon by the Committee.

     In the event a non-employee director ceases to serve as a director of the Company due to death, disability or retirement, any option held by such director will remain exercisable, to the extent exercisable at the date of termination, for a period of one year after termination or the remainder of the option term, if shorter. Any options which are not exercisable as of the date the director terminates service will be canceled as of such date. In the event a non-employee director ceases to serve as a director of the Company for any other reason, all options held by such director will terminate as of the date of termination.

FEDERAL INCOME TAX CONSEQUENCES

     Upon exercise of non-qualified options granted under the 1996 Plan, ordinary income is generally realized by the optionee in an amount equal to the difference between the exercise price and the fair market value on the exercise date and the Company is entitled to a deduction in an equivalent amount at the time of such exercise. In the event of any subsequent sale of such shares, gain would be recognized equal to the amount, if any, by which the sale price exceeds the tax basis of such shares. Such gain would be long-term or short-term capital gain, depending upon the period of time during which the shares were held following the date of exercise. Unlike non-qualified options, an optionee generally does not recognize taxable income upon exercise of an ISO and the Company is not entitled to any deduction. An optionee will receive long-term capital gain or loss treatment upon the sale of shares purchased through exercise of an ISO if such shares are held for more than two years after the grant of the ISO (and one year after the date of exercise). If such shares are disposed of prior to such time, the optionee will generally realize ordinary income equal to the difference between (i) the lesser of (x) the amount, if any, realized on the disposition and (y) the fair market value of the shares of Common Stock on the exercise date and (ii) the exercise price. Any such ordinary income recognized by the optionee is deductible by the Company.

     The aggregate fair market value of the shares of stock with respect to which ISO's are exercisable for the first time by a participant under the 1996 Plan, in any calendar year, shall not exceed $100,000 (or such other individual employee maximum as may be in effect from time to time under the Internal Revenue Code on the date of grant). The Company's Common Stock traded at a level of $46.25 per share at the date of this Proxy Statement.

     Approval of the adoption of the 1996 Plan requires the affirmative vote of a majority of all shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting of Stockholders. Abstention from voting on the proposal will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                            APPOINTMENT OF AUDITORS

     The Board of Directors, in accordance with the recommendation of the Audit Committee, has selected Coopers & Lybrand, L.L.P. to be the Company's independent accountants for 1996, subject to the approval of the stockholders.

     Coopers & Lybrand, L.L.P. was engaged on March 19, 1992. A representative of Coopers & Lybrand, L.L.P. is expected to be present at the meeting, will be afforded an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1997 Annual Meeting must be received by the Company not later than November 22, 1996, in order to be included in the Company's Proxy Statement for the 1997 Annual Meeting. In addition, the Company's by-laws provide that any stockholder wishing to present a nomination for the office of director before a stockholder meeting for a vote must give the Company at least 90 days advance notice, any stockholder wishing to bring a proposal or other business before a stockholder meeting for a vote must give the Company at least 60 days advance notice, and that both such notices must meet certain other requirements. Any stockholder interested in making such a nomination or proposal should request a copy of such by-law provisions from the Secretary of Cambrex Corporation.

                                              By Order of the Board of
                                              Directors.

                                                    PETER E. THAUER,
                                                       Secretary

March 22, 1996

     UPON WRITTEN REQUEST THE COMPANY WILL PROVIDE TO EACH STOCKHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR 1995. REQUESTS SHOULD BE DIRECTED TO MR. PETER TRACEY, EXECUTIVE VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER, CAMBREX CORPORATION, ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NJ 07073. SUCH REPORT WILL BE FURNISHED WITHOUT EXHIBITS. COPIES OF THE EXHIBITS TO SUCH ANNUAL REPORT WILL BE FURNISHED TO REQUESTING STOCKHOLDERS UPON PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING THE SAME.

                                                                       EXHIBIT 1

                              CAMBREX CORPORATION

                       1996 PERFORMANCE STOCK OPTION PLAN

1. PURPOSE

     The Plan is intended to expand and improve the profitability and prosperity of Cambrex Corporation for the benefit of its Stockholders by permitting the Corporation to grant to its directors and key employees Options to purchase shares of the Corporation's Stock. These awards are intended to provide additional incentive to such personnel by offering them a greater stake in the Corporation's continued success. The Plan is also intended as a means of reinforcing the commonality of interest between the Corporation's stockholders and its directors, officers and other key employees, and as an aid in attracting and retaining directors and key employees of outstanding abilities and specialized skills.

2. DEFINITIONS

     For Plan purposes, except where the context otherwise indicates, the following terms shall have the meanings which follow:

          (a) "Agreement" shall mean a written agreement (including any amendment or supplement thereto) between the Corporation and a Participant which specifies the terms and conditions of an Award granted to such Participant.

          (b) "Award" shall mean a Stock Option granted to a Participant.

          (c) "Beneficiary" shall mean the person or persons who shall receive, if the Participant dies, any Option exercise rights.

          (d) "Board" shall mean the Board of Directors of the Corporation.

          (e) "Change in Control" shall mean the occurrence of any of the following events:

             (i) the acquisition (other than from the Corporation) by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") but excluding for this purpose the Corporation or its subsidiaries or any employee benefit plan of the Corporation or its subsidiaries which acquires beneficial ownership of voting securities of the Corporation) of "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either the then outstanding shares of Stock or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors; or

             (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the "Board" and as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided that any person becoming a member of the Board subsequent to the date hereof whose election or nomination for election by the Corporation's stockholders (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered a member of the Incumbent Board; or

             (iii) approval by the stockholders of the Corporation of either a reorganization, or merger, or consolidation, with respect to which persons who were the stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity's then outstanding voting securities, or a liquidation or dissolution of the Corporation, or the sale of all or substantially all of the assets of the Corporation; or

             (iv) any other event or series of events which is determined by a majority of the Incumbent Board to constitute a Change of Control for the purposes of the Plan.

          (f) "Change in Control Price" shall mean the highest price per share paid or offered in any bona fide transaction related to a Change in Control, as determined by the Committee, except that, in the case of Incentive Stock Options, such price shall be the Fair Market Value on the date on which the cash out described in Paragraph 10(a) occurs.

          (g) "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

          (h) "Committee" shall mean the Compensation Committee, or such other Committee of the Board, which shall be designated by the Board to administer the Plan. The Committee shall be composed of two or more persons as from time to time are appointed to serve by the Board with respect to awards to employees. Each member of the Committee, while serving as such, shall also be a member of the Board, and shall be a disinterested person within the meaning of Rule 16b-3 of the Exchange Act.

          (i) "Common Stock" shall mean the Class A Common Stock of the Corporation having a par value of $0.10 per share.

          (j) "Corporation" shall mean Cambrex Corporation, a Delaware corporation.

          (k) "Employee" shall mean any person who is employed on a full time basis by the Corporation or any Subsidiary corporation of the Corporation, including a person who is also a member of the Board, and who is compensated, at least in part, on a regular salary basis.

          (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (m) "Exercise Price" shall mean the price for which a Participant may exercise his Stock Option to purchase a stated number of shares of Common Stock, established pursuant to Paragraph 6(a) of the Plan.

          (n) "Fair Market Value" shall mean with respect to any given day, the average of the mean between the highest and lowest reported sales prices on the principal national stock exchange on which the Common Stock is traded, or if such exchange was closed on such day or, if it was open but the Common Stock was not traded on such day, then on the next preceding day that the Common Stock was traded on such exchange, as reported by such responsible reporting service as the Committee may select.

          (o) "Incentive Stock Option" shall mean a Stock Option which is intended to meet and comply with the terms and conditions for an "incentive stock option" as set forth in Section 422 of the Code.

          (p) "Non-Employee Director" shall mean a member of the Board who is not an employee of the Corporation or any Subsidiary.

          (q) "Participant" shall mean a Non-Employee Director or Employee who is granted an Award under the Plan.

          (r) "Plan" shall mean the Cambrex Corporation 1996 Performance Stock Option Plan as set forth herein and as amended from time to time.

          (s) "Stock Option" or "Option" shall mean a right, including an Incentive Stock Option and a "Nonqualified" Stock Option which does not meet the requirements of Section 422 of the Code, to purchase a stated number of shares of Common Stock subject to such terms and conditions as are set forth in an Agreement and the Plan. Also included in this definition are any other forms of tax "qualified" stock options which may be incorporated and defined in the Code as it may from time to time be amended.

          (t) "Subsidiary Corporation" or "Subsidiary" shall mean any corporation which is a subsidiary corporation of the Corporation as defined in Section 424(f) of the Code.

3. ADMINISTRATION

          (a) The Committee shall administer the Plan and, accordingly, it shall have full power to grant Awards, construe and interpret the Plan, establish rules and regulations and perform all other acts it believes reasonable and proper, including the authority to delegate responsibilities to others to assist in administering the Plan.

          (b) The determination of those Employees eligible to receive Awards, and the amount, type and timing of each Award shall rest in the sole discretion of the Committee, subject to the provisions of the Plan.

          (c) Notwithstanding the foregoing, the Plan shall be administered such that any Non-Employee Director participating in the Plan shall continue to be deemed to be a "disinterested person" under Rule 16b-3 of the Exchange Act, as such Rule is in effect on the effective date of the Plan and as it may be subsequently amended, for purposes of such Director's ability to serve on any committee charged with administering any of the Corporation's stock based plans for executive officers intended to qualify for exemptive relief available under Rule 16b-3.

4. COMMON STOCK LIMITS

     The total number of shares of Common Stock which may be issued on exercise of Stock Options shall not exceed 1,000,000 shares, subject to adjustment in accordance with Paragraph 9 of the Plan. No Participant shall be granted Options to purchase more than 100,000 shares of Common Stock in any twelve month period. Shares issued under the Plan may be, in whole or in part, as determined by the Committee, authorized but unissued or reacquired shares of Common Stock. If any Option granted under the Plan shall expire or terminate without having been exercised, the shares subject to such Option shall be available for use under the Plan.

5. ELIGIBILITY FOR PARTICIPATION

          (a) Consistent with Plan objectives, eligibility to become a Participant in the Plan and receive Awards shall be limited to Non-Employee Directors and key Employees.

          (b) No Incentive Stock Option shall be granted to an Employee ineligible at the time to receive such an Option because of owning more than 10% of the Common Stock in accordance with the provisions of Section 422(b)(6) of the Code, unless the Option meets the requirements of Section 422(c)(6).

6. STOCK OPTIONS -- TERMS AND CONDITIONS

     All Stock Options granted under the Plan shall be evidenced by Agreements which shall be subject to applicable provisions of the Plan, and such other provisions as the Committee may adopt, including the following provisions:

          (a) Price: The Exercise Price per share shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of Award.

          (b) Period: Except as provided in Paragraph 6(f) below, the Committee may establish the term of any Option awarded under the Plan, provided, however, that an Option shall expire no later than ten (10) years from the date of Award.

          (c) Time of Exercise: Subject to the provisions of Paragraph 10 below, the Committee shall establish installment exercise terms in Awards to Employees based on the Company's publicly traded share price, and may establish installment exercise terms based on the passage of time or otherwise, such that the Option becomes fully exercisable in a series of cumulating portions. The Committee may also establish other conditions of exercise as it shall determine and may accelerate the exercisability of any Option granted to an Employee under the Plan.

          (d) Exercise: An Option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Corporation and payment of the full price of the shares being exercised. Payment may be made: (i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Corporation, or (ii) through the delivery of shares of Common Stock which have been held by a Participant for at least six months with a value equal to the Option Price, provided that the use by an Employee (but not a Non-Employee Director) of previously acquired shares shall be subject to the approval of the Committee, or (iii) by a combination of both (i) and (ii) above. The Committee shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Common Stock to exercise an Option as it deems appropriate. A Participant shall not have any of the rights or privileges of a holder of Common Stock until such time as shares of Common Stock are issued or transferred to the Participant.

          (e) Special Rules for Incentive Stock Options: Notwithstanding any other provision of the Plan, in the case of any Incentive Stock Option granted under the Plan, the following provisions will apply:

             (i) The aggregate Fair Market Value (determined at the time the Option is granted) of the shares of stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant under the Plan or any other plan of the Corporation or any Subsidiary or any corporation which is a parent corporation (as defined in Section 424(e) of the Code) of the Corporation, in any calendar year, shall not exceed $100,000 (or such other individual employee maximum as may be in effect from time to time under the Code at the time the Incentive Stock Option is awarded).

             (ii) Any Participant who disposes of shares of Common Stock acquired on the exercise of an Incentive Stock Option by sale or exchange either (A) within two years after the date of the grant of the Option under which the stock was acquired or (B) within one year after the acquisition of such shares shall notify the Corporation of such disposition and of the amount realized upon such disposition.

          (f) Special Rules for Grants to Non-Employee Directors:
     Notwithstanding any other provision of the Plan, grants to Non-Employee Directors shall be made pursuant to the following provisions:

             (i) On the date of the first meeting of the Board after each Annual Meeting of Stockholders of the Company occurring during the term of this Plan, each Non-Employee Director shall receive an award of Non-qualified Options to purchase 500 shares of Common Stock;

             (ii) All options granted to Non-Employee Directors pursuant to paragraph (i) shall have an exercise price equal to the fair market value of the Common Stock on the date of grant, a term of ten years, and shall become exercisable, subject to the provisions of the Plan, six months after the grant date; and

             (iii) Non-Employee Directors shall not be eligible for any grants under the Plan other than those provided for in paragraph (i) above.

          (g) Proceeds on Exercise: The proceeds of the sale of the Common Stock subject to Option are to be added to the general funds of the Corporation and used for its corporate purposes.

7. TERMINATION OF EMPLOYMENT

          (a) In the event a Participant (other than a Non-Employee Director) shall cease to be employed by the Corporation or any Subsidiary while he is holding one or more Options, each outstanding Option, or any portion thereof, which is exercisable on the date of such termination shall expire at the earlier of the expiration of its term or the following:

             (i) one year, in the case of a "non-qualified" Stock Option, and three months, in the case of an Incentive Stock Option, after termination due to normal retirement, late retirement or earlier retirement with Committee consent, under a formal plan or policy of the Corporation;

             (ii) one year after termination due to disability within the meaning of Section 22(e)(3) of the Code as determined by the Committee;

             (iii) one year after the Participant's death; or

             (iv) coincident with the date of termination if due to any other reason, except as and to the extent that the Committee may determine otherwise. In the event of death within the up to three month or one year period set forth in clause (i) above, as appropriate, after normal or early retirement while any portion of the Option remains exercisable, the Committee in its discretion may provide for an extension of the exercise period of up to one year after the Participant's death but not beyond the expiration of the term of the Option.

          (b) For the purposes of this Section, it shall not be considered a termination of employment when a Participant is placed by the Corporation or any Subsidiary on a military or sick leave or such other type of leave of absence which is considered as continuing intact the employment relationship of the Participant. In the case of such leave of absence the employment relationship shall be continued until the later of the date when such leave equals ninety (90) days or the date when the Participant's right to reemployment with the Corporation or such Subsidiary shall no longer be guaranteed either by statute or contract.

     Unless otherwise determined by the Committee, any portion of an Option held by a Participant (other than a Non-Employee Director) that is not exercisable on the date such Participant's employment terminates shall expire as of such termination date.

8. TERMINATION OF SERVICE AS DIRECTOR

          (a) In the event a Director shall cease to serve as a Director of the Corporation while he or she is holding one or more Options, each outstanding Option which is exercisable as of the date of such termination shall expire at the earlier of the expiration of its term or the following:

             (i) one year after termination of service due to retirement under a mandatory retirement policy of the Board as may be in effect on the date of such termination of service;

             (ii) one year after termination of service due to disability within the meaning of Section 22(e)(3) of the Code;

             (iii) one year after termination of service due to the Director's death; or

             (iv) coincident with the date service terminates for any other reason.

          (b) Any Options which have not become exercisable as of the date a Director ceases to serve as a Director of the Corporation shall terminate as of such date.

9. ADJUSTMENTS

     In the event that a stock dividend, stock split or other subdivision, recapitalization, reorganization, merger, consolidation or change in the shares of Common Stock, extraordinary cash dividend, spin-off or other similar event affects the Common Stock, then if the Committee shall determine in its sole discretion that such change equitably requires an adjustment in the number or kind of shares which may be awarded under the Plan or in the number or kind of shares covered by any outstanding Options, and/or in such Option's Exercise Price, such adjustments shall be made by the Committee and shall be conclusive and binding upon eligible Participants and for all purposes of the Plan.

10. CHANGE IN CONTROL

          (a) Accelerated Vesting and Payment. Subject to the provisions of Paragraph 10(b) below, in the event of a Change in Control, each Option (including an Option held by a Non-Employee Director) whether or not currently exercisable shall promptly be canceled in exchange for a payment in cash of an amount equal to the excess of the Change of Control Price over the Exercise Price for such Option.

          (b) Alternative Awards. Notwithstanding Paragraph 10(a), no cancellation and cash settlement shall occur with respect to any Award or class of Awards if the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such Award or class of Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an "Alternative Award") by a Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change of Control, provided that any such Alternative Award must:

             (i) be based on stock which is traded on an established securities market, or which will be so traded within 60 days following the Change of Control;

             (ii) provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Award;

             (iii) have substantially equivalent economic value to such Award (determined by the Committee as constituted immediately prior to the Change in Control, in its sole discretion, promptly after a Change in Control); and

             (iv) have terms and conditions which provide that following a Change of Control, any conditions on a Participant's rights under, or any restrictions or conditions on transfer or exercisability applicable to each such Award, shall be waived or lapse as the case may be.

11. AMENDMENT AND TERMINATION OF PLAN

          (a) The Board, without further approval of the Stockholders, may at any time, and from time to time, suspend or terminate the Plan in whole or in part or amend it from time to time in such respects as the Board may deem appropriate and in the best interests of the Corporation; provided, however, that no such amendment shall be made, without approval of the Stockholders, which would:

             (i) materially modify the eligibility requirements for Participants;

             (ii) increase the total number of shares of Common Stock which may be issued pursuant to Stock Options, except as is provided for in accordance with Paragraph 9 under the Plan;

             (iii) decrease the minimum Exercise Price per share;

             (iv) extend the period for granting Stock Options.

          (b) No amendment may be made to Paragraph 6(f) or any other provision of the Plan relating to Options granted to or held by Non-Employee Directors within six months of the last date on which any such provision was amended.

          (c) No amendment, suspension or termination of this Plan shall, without the Participant's consent, alter or impair any of the rights or obligations under any Award theretofore granted to her or him under the Plan.

          (d) The Board may amend the Plan, subject to the limitations cited above, in such manner as it deems necessary to permit the granting of Stock Options meeting the requirements of future amendments or issued regulations, if any, to the Code.

12. GOVERNMENT AND OTHER REGULATIONS

     The granting of Stock Options under the Plan and the obligation of the Corporation to issue, or transfer and deliver shares for Stock Options exercised under the Plan shall be subject to all applicable laws, regulations, rules and orders which shall then be in effect.

13. UNFUNDED PLAN

     The Plan, insofar as it provides for payments, shall be unfunded and the Corporation shall not be required to segregate any assets which may at any time be subject to Awards under the Plan. Any liability of the Corporation to any person with respect to any Award under this Plan shall be based solely upon any contractual obligations which may be created by Agreements reflecting grants or Awards under this Plan.

14. MISCELLANEOUS PROVISIONS

          (a) Rights to Continued Employment: No person shall have any claim or right to be granted an Award under the Plan, and the grant of an Award under the Plan shall not be construed as giving any Participant the right to be retained in the employ of the Corporation or any Subsidiary corporation of the Corporation and the Corporation expressly reserves the right at any time to dismiss a Participant with or without cause, free from any liability, or any claim under the Plan, except as provided herein or in an Agreement or a Certificate.

          (b) Rights to Serve as a Director: This Plan shall not impose any obligation on the Company to retain any individual as a Non-Employee Director nor shall it impose any obligation on the part of any Non-Employee Director to remain as a director of the Company, provided that each Non-Employee Director by accepting each award under the Plan shall represent to the Company that it is his good faith intention to continue to serve as a director of the Company until its next annual meeting of stockholders and that he agrees to do so unless a change in circumstances arises.

          (c) No Obligation to Exercise Option: The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

          (d) Who Shall Exercise: During a Participant's lifetime, Options may be exercised only by the Participant except as provided by the Plan or as otherwise specified by the Committee in the case of Options which are not Incentive Stock Options.

          (e) Non-Transferability: Except by will or the laws of descent and distribution, no right or interest of any Participant in the Plan or in any Award shall be assignable or transferable and no right or interest of any Participant shall be liable for, or subject to, any lien, obligation or liability of such Participant.

          (f) Withholding Taxes: The Corporation may require a payment to cover applicable withholding for income and employment taxes in the event of the exercise of a Stock Option. At any time when a Participant is required to pay to the Corporation an amount required to be withheld under applicable income tax laws in connection with the exercise of a Stock Option, the Participant may satisfy this obligation in whole or in part by electing (the "Election") to have the Corporation withhold shares of Common Stock having a value equal to the amount required to be withheld. The value of the shares to be withheld shall be equal to the Fair Market Value of the Common Stock, as determined on the date that the amount of tax to be withheld shall be determined (the "Tax Date"). Each Election must be made prior to the Tax Date pursuant to such rules as the Committee shall establish. The Committee may disapprove of any Election or may suspend or terminate the right to make Elections. An Election is irrevocable.

          (g) Plan Expenses: Any expenses of administering this Plan shall be borne by the Corporation.

          (h) Legal Considerations: The Corporation shall not be required to issue shares of Common Stock under the Plan until all applicable legal, listing or registration requirements, as determined by legal counsel, have been satisfied, including, if necessary, appropriate written representations from Participants.

          (i) Other Plans: Nothing contained herein shall prevent the Corporation from establishing other incentive and benefit plans in which Participants in the Plan may also participate.

          (j) No Warranty of Tax Effect: Except as may be contained in any Agreement, no opinion shall be deemed to be expressed or warranties made as to the effect for foreign, federal, state or local tax purposes of any Awards.

          (k) Construction of Plan: The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined in accordance with the laws of the State of Delaware.

15. STOCKHOLDER APPROVAL AND EFFECTIVE DATES

     This Plan shall become operative and in effect on such date as it shall be approved by the stockholders of the Corporation. No Option shall be granted hereunder after the expiration of ten years following the date of adoption of the Plan by the Board of Directors.

                             CAMBREX CORPORATION

   SOLICITED BY BOARD OF DIRECTORS FOR 1996 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of Cambrex Corporation, (the "Company") hereby appoints C.C. Baldwin, Jr., J.A. Mack and P. Tracey, and each of them acting singly and each with the power of substitution and resubstitution, attorneys and proxies of the undersigned, with all the powers the undersigned would possess if personally present, to vote the shares of Common Stock of the Company which the undersigned is entitled to vote at the 1996 Annual Meeting of Stockholders of the Company to be on April 25, 1996 at 4:00 p.m. at the offices of Schroder Wertheim & Co. Inc., 4th Floor Auditorium, Equitable Center, 787 Seventh Avenue, New York, N.Y. and any adjournment thereof. Without otherwise limiting the general authorization hereby given, said attorneys and proxies are instructed to vote as indicated on the reverse side hereof on the proposals set forth in the Notice of Annual Meeting of Stockholders of the Company and accompanying Proxy Statement, each dated March 22, 1996.

     THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE 3 NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT ACCOMPANYING THE NOTICE OF SAID MEETING (PROPOSAL NO. 1), "FOR" APPROVAL OF THE 1996 PERFORMANCE STOCK OPTION PLAN (PROPOSAL NO.
2), AND "FOR" APPROVAL OF THE SELECTION OF ACCOUNTANTS (PROPOSAL NO. 3)
UNLESS OTHERWISE MARKED.

PLEASE COMPLETE AND SIGN PROXY ON REVERSE SIDE AND RETURN IN ENCLOSED ENVELOPE.

                                                                   -----------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                   -----------


------------------------------------------------------------------------------

/X/ PLEAE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

                     FOR          WITHHOLD
1. ELECTION                                    NOMINEES: Francis X. Dwyer,
   OF DIRECTORS      / /            / /                  James A. Mack and
                                                         Dean P. Phypers

For except vote withheld from the following nominee(s):


---------------------------------------------------

                                                     FOR     AGAINST    ABSTAIN

2.  Approval of the 1996 Performance Stock           / /      / /         / /
    Option Plan and awards thereunder

3. Approval of the appointment of Coopers &          / /      / /         / /
   Lybrand, as independent public
   accountants for 1996.


PLEASE SIGN AND DATE BELOW AND RETURN IN THE ENCLOSED POSTAGE PAID ENVELOPE.


SIGNATURE (S) __________________________________________________  DATE _______

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.